Exhibit 2.1

SHARE EXCHANGE AGREEMENT

by and among

CYBER INFORMATIX, INC.

THE CONTROLLING STOCKHOLDERS OF
CYBER INFORMATIC, INC.

GOLDENWAY PRECIOUS METALS LIMITED

and

GOLDENWAY INVESTMENTS HOLDINGS LIMITED
THE SOLE SHAREHOLDER OF
GOLDENWAY PRECIOUS METALS LIMITED

Dated as of September 30, 2011

ARTICLE I EXCHANGE OF SHARES		1
1.1.	Share Exchange	1
1.2.	Closing.	1
ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER		2
2.1.	Good Title.	2
2.2.	Power and Authority	2
2.3.	No Conflicts	2
2.4.	Litigation	2
2.5.	No Finder’s Fee	2
2.6.	Purchase Entirely for Own Account.	2
2.7.	Available Information	2
2.8.	Non-Registration	2
2.9.	Restricted Securities	3
2.10.	Accredited Investor	3
2.11.	Legends	3
2.12.	Additional Legend.	3
2.13.	Disclosure.	3
ARTICLE III REPRESENTATIONS AND WARRANTIES OF GOLDENWAY		4
3.1.	Organization, Standing and Power.	4
3.2.	Subsidiaries; Equity Interests	4
3.3.	Capital Structure.	4
3.4.	Authority; Execution and Delivery; Enforceability	5
3.5.	No Conflicts; Consents.	5
3.6.	Taxes	5
3.7.	Benefit Plans.	6
3.8.	Litigation	6
3.9.	Compliance with Applicable Laws	6
3.10.	Brokers	6
3.11.	Contracts.	7
3.12.	Title to Properties	7
3.13.	Intellectual Property	7
3.14.	Labor Matters	7
3.15.	Financial Statements; Liabilities	7
3.16.	Transactions with Affiliates and Employees.	7
3.17.	Internal Accounting Controls	8
3.18.	Solvency	8
3.19.	Application of Takeover Protections.	8
3.20.	Investment Company.	8
3.21.	Foreign Corrupt Practices.	8
3.22.	Absence of Certain Changes or Events	9
3.23.	Disclosure.	10
3.24.	No Undisclosed Events, Liabilities, Developments or Circumstances	10
3.25.	No Additional Agreements.	10
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF CYIX AND THE CONTROLLING STOCKHOLDERS		10

 i

4.1.	Organization, Standing and Power.	10
4.2.	Subsidiaries; Equity Interests	10
4.3.	Capital Structure.	10
4.4.	Authority; Execution and Delivery; Enforceability	11
4.5.	No Conflicts; Consents.	11
4.6.	Taxes	12
4.7.	Benefit Plans.	12
4.8.	ERISA Compliance; Excess Parachute Payments.	12
4.9.	Litigation	12
4.10.	Compliance with Applicable Laws	12
4.11.	Contracts.	13
4.12.	Title to Properties	13
4.13.	Intellectual Property	13
4.14.	Labor Matters	13
4.15.	SEC Documents; Undisclosed Liabilities	13
4.16.	Transactions With Affiliates and Employees.	14
4.17.	Internal Accounting Controls	14
4.18.	Solvency	14
4.19.	Application of Takeover Protections.	14
4.20.	Investment Company.	15
4.21.	Foreign Corrupt Practices.	15
4.22.	Absence of Certain Changes or Events	15
4.23.	Certain Registration Matters	16
4.24.	Listing and Maintenance Requirements	16
4.25.	Disclosure.	16
4.26.	No Undisclosed Events, Liabilities, Developments or Circumstances	16
4.27.	No Additional Agreements.	16
ARTICLE V CONDITIONS TO CLOSING		17
5.1.	Conditions to the Obligations of Goldenway and the Shareholder	17
5.2.	Conditions to the Obligations of CYIX.	18
ARTICLE VI COVENANTS		20
6.1.	Blue Sky Laws.	20
6.2.	Public Announcements.	20
6.3.	Fees and Expenses.	20
6.4.	Filing of 8-K.	20
6.5.	Filing of Form 10-K	20
6.6.	Furnishing of Information	20
ARTICLE VII MISCELLANEOUS		21
7.1.	Notices.	21
7.2.	Amendments; Waivers	21
7.3.	Replacement of Securities	22
7.4.	Remedies	22
7.5.	Limitation of Liability	22
7.6.	Interpretation	22
7.7.	Severability.	22

 ii

7.8.	Counterparts; Facsimile Execution	22
7.9.	Entire Agreement; Third Party Beneficiaries.	22
7.10.	Governing Law.	22
7.11.	Assignment.	23

Annex A Definitions

iii

SHARE EXCHANGE AGREEMENT

This SHARE EXCHANGE AGREEMENT (this "Agreement"), dated as of September , 2011, is by and among Cyber Informatix, Inc., a Nevada corporation ("CYIX"), Donald C. Jones and Terry G. Bowering (together, the "Controlling Stockholders"), Goldenway Precious Metals Limited, a Hong Kong company ("Goldenway"), and Goldenway Investments Holdings Limited, a Hong Kong company and the sole shareholder of Goldenway (the "Shareholder"). Each of the parties to this Agreement is individually referred to herein as a "Party" and collectively, as the "Parties." Capitalized terms used herein that are not otherwise defined herein shall have the meanings ascribed to them in Annex A hereto.

BACKGROUND

A.          CYIX is a corporation organized and existing under the laws of the State of Nevada with no significant operations.

B.           Goldenway is a company incorporated under the laws of Hong Kong. Goldenway is an operating company that provides an internet trading platform for precious metals.

C.           Goldenway has 100,000,000 shares (the “Goldenway Stock”) issued and outstanding, all of which are held by the Shareholder. The Shareholder has agreed to transfer all of its shares of Goldenway Stock in exchange for 24,587,299 newly issued shares of the common Stock, $0.001 par value, of CYIX (the “CYIX Stock”), constituting 80.80% of the issued and outstanding capital stock of CYIX on a fully diluted basis as of and immediately after the transactions contemplated by this Agreement.

D.           The Board of Directors of each of CYIX and Goldenway has determined that it is desirable to effect this plan of reorganization and share exchange.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I
Exchange of Shares

1.1. Share Exchange. At the Closing, the Shareholder shall sell, transfer, convey, assign and deliver to CYIX its Goldenway Stock free and clear of all Liens, and CYIX shall issue to the Shareholders or its designees, 24,587,299 newly issued shares of CYIX Stock (referred to herein as the “Shares”) in exchange for the Goldenway Stock, which shares shall be reduced to 11,844,980, after giving effect to the Reverse Split contemplated by Section 4.3 hereof.

1.2. Closing. The closing (the “Closing”) of the transactions contemplated hereby (the “Transactions”) shall take place at the offices of Blank Rome LLP in Washington, DC, commencing at 9:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the Transactions (other than conditions with respect to actions that the respective parties will take at Closing) or such other date and time as the Parties may mutually determine (the “Closing Date”).

ARTICLE II
Representations and Warranties of the Shareholder

The Shareholder hereby represents and warrants to CYIX as follows.

2.1. Good Title. The Shareholder is the record and beneficial owner, and has good title to its Goldenway Stock, with the right and authority to sell and deliver such Goldenway Stock. Upon delivery of any certificate or certificates duly assigned, representing the same as herein contemplated and/or upon registering of CYIX as the new owner of such Goldenway Stock in the share register of Goldenway, CYIX will receive good title to such Goldenway Stock, free and clear of all Liens.

2.2. Power and Authority. The Shareholder has the legal power and authority to execute and deliver this Agreement and to perform its obligations hereunder. All acts required to be taken by the Shareholder to enter into this Agreement and to carry out the Transactions have been properly taken. This Agreement constitutes a legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with the terms hereof.

2.3. No Conflicts. The execution and delivery of this Agreement by the Shareholder and the performance by the Shareholder of its obligations hereunder in accordance with the terms hereof: (a) will not require the consent of any third party or Governmental Entity under any Laws; (b) will not violate any Laws applicable to the Shareholder; and (c) will not violate or breach any contractual obligation to which the Shareholder is a party.

2.4. Litigation. There is no pending proceeding against the Shareholder that involves the Goldenway Stock or that challenges, or may have the effect of preventing, delaying or making illegal, or otherwise interfering with, any of the Transactions and, to the knowledge of the Shareholder, no such proceeding has been threatened, and no event or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such proceeding.

2.5. No Finder’s Fee. The Shareholder has not created any obligation for any finder’s, investment banker’s or broker’s fee in connection with the Transactions that are not payable entirely by the Shareholder.

2.6. Purchase Entirely for Own Account. The Shareholder is acquiring the CYIX Stock proposed to be acquired hereunder for investment for its own account and not with a view to the resale or distribution of any part thereof, and the Shareholder has no present intention of selling or otherwise distributing the CYIX Stock, except in compliance with applicable securities laws.

2.7. Available Information. The Shareholder has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of investment in CYIX and has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the CYIX Stock.

2.8. Non-Registration. The Shareholder understands that the CYIX Stock has not been registered under the Securities Act and, if issued in accordance with the provisions of this Agreement, will be issued by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Shareholder’s representations as expressed herein. The non-registration shall have no prejudice with respect to any rights, interests, benefits and entitlements attached to the CYIX Stock in accordance with CYIX’s charter documents or the laws of its jurisdiction of incorporation.

2.9. Restricted Securities. The Shareholder understands that the Shares are characterized as “restricted securities” under the Securities Act inasmuch as this Agreement contemplates that, if acquired by the Shareholder pursuant hereto, the Shares would be acquired in a transaction not involving a public offering. The issuance of the Shares hereunder is being effected in reliance upon an exemption from registration afforded under Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering. The Shareholder further acknowledges that if the Shares are issued to the Shareholder in accordance with the provisions of this Agreement, such Shares may not be resold without registration under the Securities Act or the existence of an exemption therefrom. The Shareholder represents that it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

2.10. Accredited Investor. The Shareholder is an “accredited investor” within the meaning of Rule 501 under the Securities Act.

2.11. Legends. It is understood that the CYIX Stock will bear the following legend or one that is substantially similar to the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE  NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE  SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY  INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED,  ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT  (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT  UNDER THE SECURITIES ACT AND APPLICABLE STATE  SECURITIES LAWS OR (2) PURSUANT TO AN AVAILABLE  EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF  THE SECURITIES ACT AND APPLICABLE STATE SECURITIES  LAWS, IN WHICH CASE THE HOLDER MUST, PRIOR TO SUCH  TRANSFER, FURNISH TO THE COMPANY AN OPINION OF  COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY  SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES  MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE MANNER  CONTEMPLATED PURSUANT TO AN AVAILABLE EXEMPTION  FROM THE REGISTRATION REQUIREMENTS OF THE  SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

2.12. Additional Legend. Additionally, the CYIX Stock will bear any legend required by the “blue sky” laws of any state to the extent such laws are applicable to the securities represented by the certificate so legended.

2.13. Disclosure. This Agreement, the schedules hereto and any certificate attached hereto or delivered in accordance with the terms hereof by or on behalf of the Shareholder in connection with the Transactions, when taken together, do not contain any untrue statement of a material fact or omit any material fact necessary in order to make the statements contained herein and/or therein not misleading.

ARTICLE III
Representations and Warranties of Goldenway

Subject to the exceptions set forth in the Goldenway Disclosure Letter (regardless of whether or not the Goldenway Disclosure Letter is referenced below with respect to any particular representation or warranty), Goldenway represents and warrants to CYIX and the Shareholder as follows.

3.1. Organization, Standing and Power. Goldenway and each of its subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on Goldenway and its subsidiaries taken as a whole, a material adverse effect on the ability of Goldenway to perform its obligations under this Agreement or on the ability of Goldenway to consummate the Transactions (a “Goldenway Material Adverse Effect”). Goldenway and each of its subsidiaries is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties make such qualification necessary except where the failure to so qualify would not reasonably be expected to have a Goldenway Material Adverse Effect. Goldenway has delivered to CYIX true and complete copies of the Goldenway Constituent Instruments, and the comparable charter, organizational documents and other constituent instruments of each of its subsidiaries, in each case as amended through the date of this Agreement.

3.2. Subsidiaries; Equity Interests.

(a) The Goldenway Disclosure Letter lists each subsidiary of Goldenway and its jurisdiction of organization. All the outstanding shares of capital stock or equity investments of each subsidiary have been validly issued and are fully paid and nonassessable and are as of the date of this Agreement owned by Goldenway or by another subsidiary of Goldenway, free and clear of all Liens.

(b) Except for its interests in its subsidiaries, Goldenway does not, as of the date of this Agreement, own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

3.3. Capital Structure. The authorized capital stock of Goldenway consists of l,000,000,000 shares with a par value of HK$1.00 per share, of which 100,000,000 shares are issued and outstanding. Except as set forth above, no shares of capital stock or other voting securities of Goldenway are issued, reserved for issuance or outstanding. Goldenway is the sole record and beneficial owner of all of the issued and outstanding capital stock of each of its subsidiaries. All outstanding shares of the capital stock of Goldenway and each of its subsidiaries are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable corporate laws, the Goldenway Constituent Instruments or any Contract to which Goldenway is a party or otherwise bound. There are not any bonds, debentures, notes or other indebtedness of Goldenway or any of its subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Goldenway Stock or the capital stock of any of its subsidiaries may vote (“Voting Goldenway Debt”). As of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which Goldenway or any of its subsidiaries is a party or by which any of them is bound (a) obligating Goldenway or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, Goldenway or any of its subsidiaries or any Voting Goldenway Debt, (b) obligating Goldenway or any of its subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (c) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of Goldenway or of any of its subsidiaries. As of the date of this Agreement, there are not any outstanding contractual obligations of Goldenway to repurchase, redeem or otherwise acquire any shares of capital stock of Goldenway.

3.4. Authority; Execution and Delivery; Enforceability. Goldenway has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery by Goldenway of this Agreement and the consummation by Goldenway of the Transactions have been duly authorized and approved by the Board of Directors of Goldenway and no other corporate proceedings on the part of Goldenway are necessary to authorize this Agreement and the Transactions. When executed and delivered, this Agreement will be enforceable against Goldenway in accordance with its terms (except as such enforceability may be limited by laws affecting creditor’s rights generally).

3.5. No Conflicts; Consents.

(a) The execution and delivery by Goldenway of this Agreement does not, and the consummation of the Transactions and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Goldenway or any of its subsidiaries under, any provision of (i) the Goldenway Constituent Instruments or the comparable charter or organizational documents of any of its subsidiaries, (ii) any Contract to which Goldenway or any of its subsidiaries is a party or to which any of their respective properties or assets is subject or (iii) subject to the filings and other matters referred to in Section 3.5(b), any material judgment, order or decree or material Law applicable to Goldenway or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Goldenway Material Adverse Effect.

(b) Except for required filings with the SEC and applicable “Blue Sky” or state securities commissions, no Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to Goldenway or any of its subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions.

3.6. Taxes.

(a) Goldenway and each of its subsidiaries has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a Goldenway Material Adverse Effect. All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Goldenway Material Adverse Effect. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of Goldenway know of no basis for any such claim.

(b) The Goldenway Financial Statements reflect an adequate reserve for all Taxes payable by Goldenway and its subsidiaries (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements. No deficiency with respect to any Taxes has been proposed, asserted or assessed against Goldenway or any of its subsidiaries, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a Goldenway Material Adverse Effect.

3.7. Benefit Plans.

(a) Except as set forth in the Goldenway Disclosure Letter, neither Goldenway nor any of its subsidiaries maintains any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of Goldenway or any of its subsidiaries. Except as set forth in the Goldenway Disclosure Letter, as of the date of this Agreement there are not any severance or termination agreements or arrangements between Goldenway or any of its subsidiaries and any current or former employee, officer or director of Goldenway or any of its subsidiaries, nor does Goldenway or any of its subsidiaries have any general severance plan or policy.

(b) Since the date of the Goldenway Financial Statements, there has not been any adoption or amendment in any material respect by Goldenway or any of its subsidiaries of any plan described in Section 3.7(a) .

3.8. Litigation. Except as set forth in the Goldenway Disclosure Letter, there is no Action against or affecting Goldenway or any of its subsidiaries or any of their respective properties which (a) adversely affects or challenges the legality, validity or enforceability of any of this Agreement or the Shares or (b) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a Goldenway Material Adverse Effect. Neither Goldenway nor any of its subsidiaries, nor any director or officer thereof (in his or its capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

3.9. Compliance with Applicable Laws. Except as set forth in the Goldenway Disclosure Letter, Goldenway and each of its subsidiaries have conducted their business and operations in compliance with all applicable Laws, including those relating to occupational health and safety and the environment, except for instances of noncompliance that, individually or in the aggregate, have not had and would not reasonably be expected to have a Goldenway Material Adverse Effect. Goldenway has not received any written communication during the past two years from a Governmental Entity that alleges that Goldenway is not in compliance in any material respect with any applicable Law. This Section 3.9 does not relate to matters with respect to Taxes, which are the subject of Section 3.6.

3.10. Brokers. Except as set forth in the Goldenway Disclosure Letter, no broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Goldenway or any of its subsidiaries.

3.11. Contracts. Except as set forth in the Goldenway Disclosure Letter, there are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of Goldenway and its subsidiaries taken as a whole. Neither Goldenway nor any of its subsidiaries is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or to which it or any of its properties or assets is subject, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Goldenway Material Adverse Effect.

3.12. Title to Properties. Except as set forth in the Goldenway Disclosure Letter, neither Goldenway nor any of its subsidiaries own any real property. Goldenway and each of its subsidiaries has sufficient title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its businesses. All such assets and properties, other than assets and properties in which Goldenway or any of its subsidiaries has leasehold interests, are free and clear of all Liens other than those set forth in the Goldenway Disclosure Letter and except for Liens that, individually or in the aggregate, do not and will not materially interfere with the ability of Goldenway and its subsidiaries to conduct business as currently conducted.

3.13. Intellectual Property. Goldenway and each of its subsidiaries own, or are validly licensed or otherwise have the right to use, all Intellectual Property Rights which are material to the conduct of the business of Goldenway and its subsidiaries taken as a whole. The Goldenway Disclosure Letter sets forth a description of all Intellectual Property Rights which are material to the conduct of the business of Goldenway and its subsidiaries. There are no claims pending or, to the knowledge of Goldenway, threatened that Goldenway or any of its subsidiaries is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right. To the knowledge of Goldenway, no person is infringing the rights of Goldenway or any of its subsidiaries with respect to any Intellectual Property Right.

3.14. Labor Matters. There are no collective bargaining or other labor union agreements to which Goldenway or any of its subsidiaries is a party or by which any of them is bound. No material labor dispute exists or, to the knowledge of Goldenway, is imminent with respect to any of the employees of Goldenway.

3.15. Financial Statements; Liabilities. Goldenway has delivered to CYIX its audited consolidated financial statements for the fiscal years ended December 31, 2010 and 2009 and its unaudited consolidated financial statements for the six months ended June 30, 2011 and 2010 (collectively, the “Goldenway Financial Statements”). The Goldenway Financial Statements have been prepared in accordance with U.S. generally accepted accounting principles applied on a consistent basis throughout the periods indicated. The Goldenway Financial Statements fairly present in all material respects the financial condition and operating results of Goldenway, as of the dates, and for the periods, set forth therein. Goldenway does not have any material liabilities or obligations, contingent or otherwise, other than (a) liabilities incurred in the ordinary course of business subsequent to June 30, 2011, and (b) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in the Goldenway Financial Statements, which, in both cases, individually or in the aggregate, are not material and would not be reasonably expected to result in a Goldenway Material Adverse Effect.

3.16. Transactions with Affiliates and Employees. Except as set forth in the Goldenway Disclosure Letter and the Goldenway Financial Statements, none of the officers or directors of Goldenway and, to the knowledge of Goldenway, none of the employees of Goldenway is presently a party to any transaction with Goldenway or any of its subsidiaries (other than for services as employees, officers and directors), including any Contract or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of Goldenway, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

3.17. Internal Accounting Controls. Goldenway and its consolidated subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (c) access to assets is permitted only in accordance with management’s general or specific authorization, and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Goldenway has established disclosure controls and procedures for its company and designed such disclosure controls and procedures to ensure that material information relating to Goldenway and its subsidiaries are made known to the officers by others within those entities. The officers of Goldenway have evaluated the effectiveness of Goldenway’s controls and procedures. Since June 30, 2011, there have been no significant changes in Goldenway’s internal controls or, to Goldenway’s best knowledge, in other factors that could significantly affect Goldenway’s internal controls.

3.18. Solvency. Based on the financial condition of Goldenway as of the Closing Date (and assuming that the Closing shall have occurred): (a) Goldenway’s fair saleable value of its assets exceeds the amount that will be required to be paid on or in respect of Goldenway’s existing debts and other liabilities (including known contingent liabilities) as they mature; (b) Goldenway’s assets do not constitute unreasonably small capital to carry on its business for the current fiscal year as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by Goldenway, and projected capital requirements and capital availability thereof; and (c) the current cash flow of Goldenway, together with the proceeds Goldenway would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid. Goldenway does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt).

3.19. Application of Takeover Protections. Goldenway has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Goldenway Constituent Instruments or the laws of its jurisdiction of organization that is or could become applicable to the Shareholder as a result of the Shareholder and Goldenway fulfilling their obligations or exercising their rights under this Agreement, including, without limitation, the issuance of the Shares and the Shareholder’s ownership of the Shares.

3.20. Investment Company. Goldenway is not, and is not an affiliate of, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

3.21. Foreign Corrupt Practices. Neither Goldenway, nor any of its subsidiaries, nor, to Goldenway’s knowledge, any director, officer, agent, employee or other person acting on behalf of Goldenway or any of its subsidiaries has, in the course of its actions for, or on behalf of, Goldenway (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

3.22. Absence of Certain Changes or Events. Except as disclosed in the Goldenway Financial Statements or the Goldenway Disclosure Letter, from December 31, 2010 to the date of this Agreement, Goldenway and its subsidiaries have conducted their business only in the ordinary course, and during such period there has not been:

(a) any change in the assets, liabilities, financial condition or operating results of Goldenway or any of its subsidiaries, except changes in the ordinary course of business that have not caused, in the aggregate, a Goldenway Material Adverse Effect;

(b) any damage, destruction or loss, whether or not covered by insurance, that would have a Goldenway Material Adverse Effect;

(c) any waiver or compromise by Goldenway or any of its subsidiaries of a valuable right or of a material debt owed to it;

(d) any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by Goldenway or any of its subsidiaries, except in the ordinary course of business and the satisfaction or discharge of which would not have a Goldenway Material Adverse Effect;

(e) any material change to a material Contract by which Goldenway or any of its subsidiaries or any of its respective assets is bound or subject;

(f) any mortgage, pledge, transfer of a security interest in, or lien, created by Goldenway or any of its subsidiaries, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair Goldenway’s or its subsidiaries’ ownership or use of such property or assets;

(g) any loans or guarantees made by Goldenway or any of its subsidiaries to or for the benefit of its employees, officers or directors, or any members of their immediate families, or any loans or advances to any persons, corporations, business trusts, associations, companies, partnerships, limited liability companies, joint ventures and other entities, governments, agencies and political subdivision other than travel advances and other advances made in the ordinary course of its business;

(h) any alteration of Goldenway’s method of accounting or the identity of its auditors;

(i) any declaration or payment of dividend or distribution of cash or other property to the Shareholder or any purchase, redemption or agreements to purchase or redeem any Goldenway Stock;

(j) any issuance, sale, disposition or encumbrance of equity securities to any officer, director or affiliate, or any change in their outstanding shares of capital stock or their capitalization, whether by reason of reclassification, recapitalization, stock split, combination, exchange or readjustment of shares, stock dividend or otherwise; or

(k) any arrangement or commitment by Goldenway or any of its subsidiaries to do any of the things described in this Section 3.22.

3.23. Disclosure. Goldenway confirms that neither it nor any person acting on its behalf has provided CYIX or its agents or counsel with any information that it believes constitutes material, non-public information except insofar as the existence and terms of the proposed transactions hereunder may constitute such information and except for information that will be disclosed by CYIX under a current report on Form 8-K filed within four business days after the Closing. Goldenway understands and confirms that CYIX will rely on the foregoing representations and covenants in effecting transactions in securities of Goldenway. All of the representations and warranties of Goldenway set forth in this Agreement are true and correct and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

3.24. No Undisclosed Events, Liabilities, Developments or Circumstances. No event, liability, development or circumstance has occurred or exists, or is contemplated to occur with respect to Goldenway or any of its subsidiaries, or their respective businesses, properties, prospects, operations or financial condition, that would be required to be disclosed by Goldenway under applicable securities laws on a registration statement on Form S-1 filed with the SEC relating to an issuance and sale by Goldenway of its Goldenway Stock and which has not been publicly announced or will not be publicly announced in a current report on Form 8-K filed within four business days after the Closing.

3.25. No Additional Agreements. Goldenway does not have any agreements or understandings with the Shareholder with respect to the Transactions other than as specified in this Agreement.

ARTICLE IV
Representations and Warranties of CYIX and the Controlling Stockholders

Each of CYIX and the Controlling Stockholders represents and warrants as follows to Goldenway and the Shareholders.

4.1. Organization, Standing and Power. CYIX is duly organized, validly existing and in good standing under the laws of the State of Nevada and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on CYIX, a material adverse effect on the ability of CYIX to perform its obligations under this Agreement or on the ability of CYIX to consummate the Transactions (an “CYIX Material Adverse Effect”). CYIX is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties makes such qualification necessary and where the failure to so qualify would reasonably be expected to have a CYIX Material Adverse Effect. CYIX has delivered to Goldenway or its counsel true and complete copies of the CYIX Charter and the CYIX Bylaws.

4.2. Subsidiaries; Equity Interests. CYIX does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

4.3. Capital Structure. The authorized capital stock of CYIX consists of 75,000,000 shares of common stock, $0.001 par value. As of the date hereof, 5,870,000 shares of CYIX’s common stock are issued and outstanding and no shares of CYIX’s common stock are held by CYIX in its treasury; provided, however, that CYIX intends to effect a 1-for-0.481752 reverse split of the CYIX common stock, immediately prior to the Closing, such that the Company shall have only 14,672,865 shares of common stock issued and outstanding after giving effect to the reverse split. Except as set forth above, no shares of capital stock or other voting securities of CYIX were issued, reserved for issuance or outstanding. All outstanding shares of the capital stock of CYIX are, and all such shares that may be issued prior to the date hereof will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Nevada Revised Statutes, the CYIX Charter, the CYIX Bylaws or any Contract to which CYIX is a party or otherwise bound. There are not any bonds, debentures, notes or other indebtedness of CYIX having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of CYIX’s common stock may vote (“Voting CYIX Debt”). As of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which CYIX is a party or by which it is bound (a) obligating CYIX to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, CYIX or any Voting CYIX Debt, (b) obligating CYIX to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (c) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of CYIX. As of the date of this Agreement, there are not any outstanding contractual obligations of CYIX to repurchase, redeem or otherwise acquire any shares of capital stock of CYIX. The stockholder list provided to Goldenway or its counsel is a current stockholder list generated by its stock transfer agent, and such list accurately reflects all of the issued and outstanding shares of the CYIX’s common stock.

4.4. Authority; Execution and Delivery; Enforceability. The execution and delivery by CYIX of this Agreement and the consummation by CYIX of the Transactions have been duly authorized and approved by the Board of Directors of CYIX and no other corporate proceedings on the part of CYIX are necessary to authorize this Agreement and the Transactions. This Agreement constitutes a legal, valid and binding obligation of CYIX, enforceable against CYIX in accordance with the terms hereof (except as such enforceability may be limited by laws affecting creditor’s rights generally).

4.5. No Conflicts; Consents.

(a) The execution and delivery by CYIX of this Agreement does not, and the consummation of Transactions and compliance with the terms hereof will not, contravene, conflict with or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of CYIX under, any provision of (i) the CYIX Charter or CYIX Bylaws, (ii) any material Contract to which CYIX is a party or to which any of its properties or assets is subject or (iii) subject to the filings and other matters referred to in Section 4.5(b), any material Order or material Law applicable to CYIX or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a CYIX Material Adverse Effect.

(b) Except for required filings with the SEC and applicable “Blue Sky” or state securities commissions, no Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to CYIX in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions.

4.6. Taxes.

(a) CYIX has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file, any delinquency in filing or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a CYIX Material Adverse Effect. All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a CYIX Material Adverse Effect.

(b) The most recent financial statements contained in the SEC Reports reflect an adequate reserve for all Taxes payable by CYIX (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements. No deficiency with respect to any Taxes has been proposed, asserted or assessed against CYIX, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a CYIX Material Adverse Effect.

(c) There are no Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of CYIX. CYIX is not bound by any agreement with respect to Taxes.

4.7. Benefit Plans. CYIX does not, and since its inception never has, maintained or contributed to any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of CYIX. As of the date of this Agreement, there are not any employment, consulting, indemnification, severance or termination agreements or arrangements between CYIX and any current or former employee, officer or director of CYIX, nor does CYIX have any general severance plan or policy.

4.8. ERISA Compliance; Excess Parachute Payments. CYIX does not, and since its inception never has, maintained or contributed to any “employee pension benefit plans” (as defined in Section 3(2) of ERISA), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) or any other benefit plan for the benefit of any current or former employees, consultants, officers or directors of CYIX.

4.9. Litigation. There is no Action against or affecting CYIX or any of its properties which (a) adversely affects or challenges the legality, validity or enforceability of either of this Agreement or the Shares or (b) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a CYIX Material Adverse Effect. Neither CYIX nor any director or officer (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

4.10. Compliance with Applicable Laws. CYIX is in compliance with all applicable Laws, including those relating to occupational health and safety, the environment, export controls, trade sanctions and embargoes, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a CYIX Material Adverse Effect. CYIX has not received any written communication during the past two years from a Governmental Entity that alleges that CYIX is not in compliance in any material respect with any applicable Law. CYIX is in compliance with all effective requirements of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations thereunder, that are applicable to it, except where such noncompliance could not have or reasonably be expected to result in a CYIX Material Adverse Effect. This Section 4.10 does not relate to matters with respect to Taxes, which are the subject of Section 4.6.

4.11. Contracts. Except as disclosed in the SEC Reports, there are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of CYIX taken as a whole. CYIX is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or to which it or any of its properties or assets is subject, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a CYIX Material Adverse Effect.

4.12. Title to Properties. CYIX has good title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its businesses. All such assets and properties, other than assets and properties in which CYIX has leasehold interests, are free and clear of all Liens, except for Liens that, in the aggregate, do not and will not materially interfere with the ability of CYIX to conduct business as currently conducted. CYIX has complied in all material respects with the terms of all material leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect. CYIX enjoys peaceful and undisturbed possession under all such material leases.

4.13. Intellectual Property. CYIX does not own, nor is validly licensed nor otherwise has the right to use, any Intellectual Property Rights. No claims are pending or, to the knowledge of CYIX, threatened that CYIX is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right.

4.14. Labor Matters. There are no collective bargaining or other labor union agreements to which CYIX is a party or by which it is bound. No material labor dispute exists or, to the knowledge of CYIX, is imminent with respect to any of the employees of CYIX.

4.15. SEC Documents; Undisclosed Liabilities.

(a) CYIX has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC since May 11, 2009, pursuant to Sections 13(a), 14(a) and 15(d) of the Exchange Act (the “SEC Reports”).

(b) As of its respective filing date, each SEC Report complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Report. Except to the extent that information contained in any SEC Report has been revised or superseded by a later SEC Report, none of the SEC Reports contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of CYIX included in the SEC Reports comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with the U.S. generally accepted accounting principles (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of CYIX and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(c) Except as set forth in the SEC Reports, CYIX has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by U.S. generally accepted accounting principles to be set forth on a balance sheet of CYIX or in the notes thereto. There are no financial or contractual obligations and liabilities (including any obligations to issue capital stock or other securities) due after the date hereof. All liabilities of CYIX shall have been paid off and shall in no event remain liabilities of CYIX, Goldenway or the Shareholder following the Closing.

4.16. Transactions With Affiliates and Employees. Except as disclosed in the SEC Reports, none of the officers or directors of CYIX and, to the knowledge of CYIX, none of the employees of CYIX is presently a party to any transaction with CYIX (other than for services as employees, officers and directors), including any Contract or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of CYIX, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

4.17. Internal Accounting Controls. CYIX maintains a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (c) access to assets is permitted only in accordance with management’s general or specific authorization, and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. CYIX has established disclosure controls and procedures for CYIX and designed such disclosure controls and procedures to ensure that material information relating to CYIX is made known to the officers by others within CYIX. CYIX’s officers have evaluated the effectiveness of CYIX’s controls and procedures. Since the date of the most recent financial statements contained in the SEC Reports, there have been no significant changes in CYIX’s internal controls or, to CYIX’s knowledge, in other factors that could significantly affect CYIX’s internal controls.

4.18. Solvency. Except as disclosed in the SEC Reports, based on the financial condition of CYIX as of the Closing Date (and assuming that the Closing shall have occurred), (a) CYIX’s fair saleable value of its assets exceeds the amount that will be required to be paid on or in respect of CYIX’s existing debts and other liabilities (including known contingent liabilities) as they mature, (b) CYIX’s assets do not constitute unreasonably small capital to carry on its business for the current fiscal year as now conducted and as proposed to be conducted, including its capital needs, taking into account the particular capital requirements of the business conducted by CYIX, and projected capital requirements and capital availability thereof, and (c) the current cash flow of CYIX, together with the proceeds CYIX would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid. CYIX does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt).

4.19. Application of Takeover Protections. CYIX has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the CYIX Charter or the laws of its state of incorporation that is or could become applicable to the Shareholder as a result of the Shareholder and CYIX fulfilling their obligations or exercising their rights under this Agreement, including, without limitation, the issuance of the Shares and the Shareholder’s ownership of the Shares.

4.20. Investment Company. CYIX is not, and is not an affiliate of, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

4.21. Foreign Corrupt Practices. Neither CYIX, nor to CYIX’s knowledge, any director, officer, agent, employee or other person acting on behalf of CYIX has, in the course of its actions for, or on behalf of, CYIX (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

4.22. Absence of Certain Changes or Events. Except as disclosed in the SEC Reports, from the date of the most recent financial statements contained in the SEC Reports to the date of this Agreement, CYIX has conducted its business only in the ordinary course, and during such period there has not been:

(a) any change in the assets, liabilities, financial condition or operating results of CYIX from that reflected in the financial statements contained in the SEC Reports, except changes in the ordinary course of business that have not caused, in the aggregate, a CYIX Material Adverse Effect;

(b) any damage, destruction or loss, whether or not covered by insurance, that would have a CYIX Material Adverse Effect;

(c) any waiver or compromise by CYIX of a valuable right or of a material debt owed to it;

(d) any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by CYIX, except in the ordinary course of business and the satisfaction or discharge of which would not have a CYIX Material Adverse Effect;

(e) any material change to a material Contract by which CYIX or any of its assets is bound or subject;

(f) any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;

(g) any resignation or termination of employment of any officer of CYIX;

(h) any mortgage, pledge, transfer of a security interest in or lien created by CYIX with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and that do not materially impair CYIX’s ownership or use of such property or assets;

(i) any loans or guarantees made by CYIX to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(j) any declaration, setting aside or payment or other distribution in respect of any of CYIX’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by CYIX;

(k) any alteration of CYIX’s method of accounting or the identity of its auditors;

(l) any issuance of equity securities to any officer, director or affiliate, except pursuant to existing CYIX stock option plans; or

(m) any arrangement or commitment by CYIX to do any of the things described in this Section 4.22.

4.23. Certain Registration Matters. CYIX has not granted or agreed to grant to any person any rights (including “piggy-back” registration rights) to have any securities of CYIX registered with the SEC or any other governmental authority that have not been satisfied.

4.24. Listing and Maintenance Requirements. CYIX is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with the listing and maintenance requirements for continued listing of the CYIX Stock on the trading market on which the CYIX Stock is currently listed or quoted. The issuance and sale of the Shares under this Agreement does not contravene the rules and regulations of the trading market on which the CYIX Stock are currently listed or quoted, and no approval of the stockholders of CYIX is required for CYIX to issue and deliver to the Shareholders the Shares contemplated by this Agreement.

4.25. Disclosure. CYIX confirms that neither it nor any person acting on its behalf has provided the Shareholder or its agents or counsel with any information that CYIX believes constitutes material, non-public information except insofar as the existence and terms of the proposed transactions hereunder may constitute such information and except for information that will be disclosed by CYIX under a current report on Form 8-K filed within four business days after the Closing. CYIX understands and confirms that the Shareholder will rely on the foregoing representations and covenants in effecting transactions in securities of CYIX. All of the representations and warranties set forth in this Agreement are true and correct and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

4.26. No Undisclosed Events, Liabilities, Developments or Circumstances. No event, liability, development or circumstance has occurred or exists, or is contemplated to occur with respect to CYIX, or its businesses, properties, prospects, operations or financial condition, that would be required to be disclosed by CYIX under applicable securities laws on a registration statement on Form S-1 filed with the SEC relating to an issuance and sale by CYIX of its common stock and which has not been publicly announced or will not be publicly announced in a current report on Form 8-K filed within four business days after the Closing.

4.27. No Additional Agreements. CYIX does not have any agreement or understanding with the Shareholders with respect to the Transactions other than as specified in this Agreement.

ARTICLE V
Conditions to Closing

5.1. Conditions to the Obligations of Goldenway and the Shareholder. The obligations of Goldenway the Shareholder to enter into and complete the Closing are subject, at the option of Goldenway and the Shareholder, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by Goldenway and the Shareholder in writing.

(a) Representations and Covenants. The representations and warranties of CYIX contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. CYIX shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by CYIX on or prior to the Closing Date. CYIX shall have delivered to Goldenway and the Shareholder a certificate, dated the Closing Date, to the foregoing effect.

(b) Litigation. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions, or which has or may have, in the reasonable opinion of Goldenway or the Shareholder, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of CYIX.

(c) Consents. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by CYIX for the authorization, execution and delivery of this Agreement and the consummation by it of the Transactions shall have been obtained and made by CYIX, except where the failure to receive such consents, waivers, approvals, authorizations or orders or to make such filings would not have a CYIX Material Adverse Effect.

(d) No Material Adverse Change. There shall not have been any occurrence, event, incident, action, failure to act, or transaction since the date of the most recent financial statements contained in the SEC Reports which has had or is reasonably likely to cause a CYIX Material Adverse Effect.

(e) Post-Closing Capitalization. At, and immediately after, the Closing, the authorized capitalization, and the number of issued and outstanding shares of the capital stock of CYIX, on a fully-diluted basis, as indicated on a schedule to be delivered by the Parties at or prior to the Closing, shall be acceptable to Goldenway and the Shareholder.

(f) Satisfactory Completion of Due Diligence. Goldenway and the Shareholder shall have completed their legal, accounting and business due diligence of CYIX and the results thereof shall be satisfactory to Goldenway and the Shareholder in their sole and absolute discretion.

(g) SEC Reports. CYIX shall have filed all reports and other documents required to be filed by it under the U.S. federal securities laws through the Closing Date.

(h) OTCBB Quotation. CYIX shall have maintained its status as a company whose common stock is quoted on the OTC Bulletin Board maintained by the Financial Industry Regulatory Authority and no reason shall exist as to why such status shall not continue immediately following the Closing.

(i) No Suspensions of Trading in CYIX Stock; Listing. Trading in the CYIX Stock shall not have been suspended by the SEC or any trading market (except for any suspensions of trading of not more than one trading day solely to permit dissemination of material information regarding CYIX) at any time since the date of execution of this Agreement, and the CYIX Stock shall have been at all times since such date listed for trading on a trading market.

(j) Secretary’s Certificate. CYIX shall have delivered to Goldenway a certificate, signed by its Secretary, certifying that the attached copies of the CYIX Charter, CYIX Bylaws and resolutions of its Board of Directors approving this Agreement and the Transactions are all true, complete and correct and remain in full force and effect.

(k) Good Standing Certificate. CYIX shall have delivered to Goldenway a certificate of good standing of CYIX dated within five (5) business days of Closing, issued by the Secretary of State of Nevada.

(l) Resignations and Appointments. CYIX shall have delivered to Goldenway (i) a letter of resignation from Mr. Terry G. Bowering resigning from his position as a director of CYIX and from all offices he holds effective upon the Closing; (ii) evidence of the election of such persons as officers and directors as may be designated by Goldenway, effective as of the Closing.

(m) Payoff Letters and Releases. CYIX shall have delivered to Goldenway such payoff letters and releases relating to liabilities of CYIX as Goldenway shall request, in form and substance satisfactory to Goldenway.

(n) Lien Searches. CYIX shall have delivered to Goldenway the results of UCC, judgment lien and tax lien searches with respect to CYIX, the results of which indicate no liens on the assets of CYIX

(o) Release. CYIX shall have delivered to Goldenway a duly executed release by Terry G. Bowering in favor of CYIX, Goldenway and the Shareholder, in form and substance satisfactory to Goldenway and the Shareholder.

(p) Indemnification Agreement. CYIX shall have delivered an indemnification agreement, executed by Terry G. Bowering for the benefit of CYIX, Goldenway and the Shareholder, in the form and substance satisfactory to Goldenway and the Shareholder.

(q) Legal Opinion. Goldenway and the Shareholder shall have received an opinion from CYIX’s legal counsel that is satisfactory to Goldenway and the Shareholder.

(r) Issuance of Stock Certificate. CYIX shall have delivered to the Shareholder a certificate representing the Shares.

5.2. Conditions to the Obligations of CYIX. The obligations of CYIX to enter into and complete the Closing is subject, at the option of CYIX, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by CYIX in writing.

(a) Representations and Covenants. The representations and warranties of Goldenway and the Shareholder contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. Goldenway and the Shareholder shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Goldenway and the Shareholder on or prior to the Closing Date. Each of Goldenway and the Shareholder shall have delivered to CYIX a certificate, dated the Closing Date, to the foregoing effect.

(b) Litigation. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions, or which has or may have, in the reasonable opinion of CYIX, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of Goldenway.

(c) Consents. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by Goldenway and the Shareholder for the authorization, execution and delivery of this Agreement and the consummation by them of the Transactions, shall have been obtained and made by Goldenway and the Shareholder, except where the failure to receive such consents, waivers, approvals, authorizations or orders or to make such filings would not have a Goldenway Material Adverse Effect.

(d) No Material Adverse Change. There shall not have been any occurrence, event, incident, action, failure to act, or transaction since the date of the Goldenway Financial Statements which has had or is reasonably likely to cause a Goldenway Material Adverse Effect.

(e) Post-Closing Capitalization. At, and immediately after, the Closing, the authorized capitalization, and the number of issued and outstanding shares of the capital stock of CYIX, on a fully-diluted basis, as indicated on a schedule to be delivered by the Parties at or prior to the Closing, shall be acceptable to CYIX.

(f) Satisfactory Completion of Due Diligence. CYIX shall have completed its legal, accounting and business due diligence of Goldenway and the Shareholder and the results thereof shall be satisfactory to CYIX in its sole and absolute discretion.

(g) Secretary’s Certificate. Goldenway shall have delivered to CYIX a certificate, signed by its Secretary (or authorized director or officer), certifying that the attached copies of the Goldenway Constituent Instruments and resolutions of the Board of Directors of Goldenway approving this Agreement and the Transactions are all true, complete and correct and remain in full force and effect.

(h) Certificate of Good Standing. Goldenway shall have delivered to CYIX a certificate of good standing of Goldenway, dated as of a recent date, issued by the relevant authority of Hong Kong.

(i) Delivery of Audit Report and Financial Statements. Goldenway shall have completed the Goldenway Financial Statements and shall have received an audit report from an independent audit firm that is registered with the Public Company Accounting Oversight Board. The form and substance of the Goldenway Financial Statements shall be satisfactory to CYIX in its sole and absolute discretion.

(j) Form 8-K. Goldenway shall have provided CYIX with reasonable assurances that CYIX will be able to comply with its obligation to file a current report on Form 8-K within four (4) business days following the Closing containing the requisite financial statements of Goldenway and the requisite Form 10 disclosure regarding Goldenway and its subsidiaries.

(k) Hong Kong Legal Opinion. Goldenway, the Shareholder and CYIX shall have received an opinion from Goldenway’s legal counsel in Hong Kong, confirming the legality under Hong Kong and Chinese laws, as applicable, of the restructuring being effected by Goldenway in connection with the Transactions and the enforceability of this Agreement and that is otherwise satisfactory to Goldenway, the Shareholder and CYIX.

(l) Share Transfer Documents. The Shareholder shall have delivered to CYIX certificate(s) representing its Goldenway Stock, accompanied by an executed instrument of transfer for transfer by the Shareholder of its Goldenway Stock to CYIX

ARTICLE VI
Covenants

6.1. Blue Sky Laws. CYIX shall take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with the issuance of the CYIX Stock in connection with this Agreement.

6.2. Public Announcements. CYIX and Goldenway will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press releases or other public statements with respect to this Agreement and the Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchanges.

6.3. Fees and Expenses. All fees and expenses incurred in connection with this Agreement shall be paid by the Party incurring such fees or expenses, whether or not this Agreement is consummated.

6.4. Filing of 8-K. CYIX shall file, within four (4) business days of the Closing Date, a current report on Form 8-K and attach as exhibits all relevant agreements with the SEC disclosing the terms of this Agreement and other requisite disclosure regarding the Transactions and including the requisite audited consolidated financial statements of Goldenway and the requisite Form 10 disclosure regarding Goldenway and its subsidiaries. In addition, CYIX shall issue a press release at a mutually agreeable time following the Closing Date.

6.5. Filing of Form 10-K. The Controlling Stockholders acknowledge that the CYIX Annual Report on Form 10-K for the fiscal year ended June 30, 2011 (the "Form 10-K") is due to be filed with the SEC on or before Tuesday, September 28, 2011, but that the Controlling Stockholder is in the best position to report on, and provide information regarding the condition of CYIX as at June 30, 2011. Accordingly, the Controlling Stockholders hereby agree to cause the preparation and audit of the Form 10-K and related financial statements at his own expense, and to cause the filing of such Form 10-K as soon as possible after the Closing Date, but by no later than the mandated filing date. The Controlling Stockholders further agree to provide CYIX with such information and certifications with respect to the period prior to June 30, 2011, as deemed necessary by CYIX for its Chief Executive Officer and Chief Financial Officer to certify in the Form 10-K as to the accuracy of the information included therein.

6.6. Furnishing of Information. As long as the Shareholder owns the Shares, CYIX covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by CYIX after the date hereof pursuant to the Exchange Act. As long as the Shareholder owns the Shares, if CYIX is not required to file reports pursuant to such laws, it will prepare and furnish to the Shareholder and make publicly available in accordance with Rule 144(c) promulgated by the SEC pursuant to the Securities Act, such information as is required for the Shareholder to sell Shares under Rule 144. CYIX further covenants that it will take such further action as any holder of the Shares may reasonably request, all to the extent required from time to time to enable such person to sell the Shares without registration under the Securities Act within the limitation of the exemptions provided by Rule 144.

ARTICLE VII
Miscellaneous

7.1. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to CYIX or the Controlling Stockholders, to:

3647 Hanna Bay
Regina, SK, SFS 7C8
Canada
Attention: Terry G. Bowering

with a copy to:

Macdonald Tuskey
4th Floor – 570 Granville Street
Vancouver, BC, V6C 3P1
Canada
Attention: William Macdonald

If to Goldenway or the Shareholder, to:

Goldenway Investments Holdings Limited
Suites 3701-4, 37/F
Tower 6, The Gateway
Harbour City, Tsim Sha Tsui
Kowloon, Hong Kong

with a copy to:

Blank Rome LLP
Watergate 600 New Hampshire Ave., NW
Washington, DC 20037
Attention: Dawn Bernd-Schulz.

7.2. Amendments; Waivers. No provision of this Agreement may be waived or amended except in a written instrument signed by CYIX, Goldenway and the Shareholder. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any Party to exercise any right hereunder in any manner impair the exercise of any such right.

7.3. Replacement of Securities. If any certificate or instrument evidencing any Shares is mutilated, lost, stolen or destroyed, CYIX shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to CYIX of such loss, theft or destruction and customary and reasonable indemnity, if requested. The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement Shares. If a replacement certificate or instrument evidencing any Shares is requested due to a mutilation thereof, CYIX may require delivery of such mutilated certificate or instrument as a condition precedent to any issuance of a replacement.

7.4. Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of CYIX, Goldenway and the Shareholder will be entitled to specific performance under this Agreement. The Parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

7.5. Limitation of Liability. Notwithstanding anything herein to the contrary, each of CYIX and Goldenway acknowledges and agrees that the liability of the Shareholder arising directly or indirectly, under any Transaction Document of any and every nature whatsoever shall be satisfied solely out of the assets of the Shareholder, and that no trustee, officer, other investment vehicle or any other affiliate of the Shareholder or any investor, shareholder or holder of shares of beneficial interest of the Shareholder shall be personally liable for any liabilities of the Shareholder.

7.6. Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

7.7. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

7.8. Counterparts; Facsimile Execution. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. Facsimile execution and delivery of this Agreement is legal, valid and binding for all purposes.

7.9. Entire Agreement; Third Party Beneficiaries. This Agreement, taken together with the Goldenway Disclosure Letter, (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the Transactions and (b) are not intended to confer upon any person other than the Parties any rights or remedies.

7.10. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent the laws of the State of Nevada are mandatorily applicable to the Transactions.

7.11. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of each of the other Parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Share Exchange Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

CYBER INFORMATIX, INC.

By: /s/ Terry G. Bowering
Name: Terry G. Bowering
Title: Chief Executive Officer

[CONTROLLING STOCKHOLDERS, GOLDENWAY AND SHAREHOLDER
SIGNATURE PAGES FOLLOW]

Signature Page to Share Exchange Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Share Exchange Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

/s/ Terry G. Bowering
Terry G. Bowering

/s/ Donald C. Jones
Donald C. Jones

[GOLDENWAY AND SHAREHOLDER SIGNATURE PAGE FOLLOWS]

Signature Page to Share Exchange Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Share Exchange Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

GOLDENWAY PRECIOUS METALS LIMITED

By:  /s/ Hao Tang
Name: Hao TANG
Title: Chief Executive Officer

GOLDENWAY INVESTMENTS HOLDINGS
LIMITED

By:  /s/ Wai-lam Ricky Lai
Name: Wai-lam Ricky LAI
Title: Director

Signature Page to Share Exchange Agreement

ANNEX A
Definitions

“Action” means any action, suit, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation pending or threatened in writing before or by any court, arbitrator, governmental or administrative agency, regulatory authority (federal, state, county, local or foreign), stock market, stock exchange or trading facility.

“Agreement” has the meaning set forth in the Preamble of this Agreement.

“Goldenway” has the meaning set forth in the Preamble of this Agreement.

“Goldenway Constituent Instruments” means the certificate of incorporation and memorandum and articles of association of Goldenway and such other constituent instruments of Goldenway as may exist, each as amended to the date of this Agreement.

“Goldenway Disclosure Letter” means the letter delivered from Goldenway to CYIX concurrently herewith.

“Goldenway Financial Statements” has the meaning set forth in the Section 3.15 of this Agreement.

“Goldenway Material Adverse Effect” has the meaning set forth in Section 3.1 of this Agreement.

“Goldenway Stock” has the meaning set forth in the Background Section of this Agreement.

“Closing” has the meaning set forth in Section 1.2 of this Agreement.

“Closing Date” has the meaning set forth in Section 1.2 of this Agreement.

“Consent” means any material consent, approval, license, permit, order or authorization.

“Contract” means any contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Governmental Entity” means any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

“Intellectual Property Right” means any patent, patent right, trademark, trademark right, trade name, trade name right, service mark, service mark right, copyright and other proprietary intellectual property right and computer program.

“Law” means any statute, law, ordinance, rule, regulation, order, writ, injunction, judgment, or decree.

“Lien” means any lien, security interest, pledge, equity and claim of any kind, voting trust, stockholder agreement and other encumbrance.

“Party” has the meaning set forth in the Preamble of this Agreement.

“SEC” means the Securities and Exchange Commission.

“SEC Reports” has the meaning set forth in Section 4.15 of this Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Shareholder” has the meaning set forth in the Preamble of this Agreement.

“Shares” has the meaning set forth in the Section 1.1 of this Agreement.

“CYIX” has the meaning set forth in the Preamble of this Agreement.

“CYIX Bylaws” means the Bylaws of CYIX, as amended to the date of this Agreement.

“CYIX Charter” means the Articles of Incorporation of CYIX, as amended to the date of this Agreement.

“CYIX Material Adverse Effect” has the meaning set forth in the Section 4.1 of this Agreement.

“CYIX Stock” has the meaning set forth in the Background Section of this Agreement.

“Taxes” means all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, federal or other Governmental Entity, or in connection with any agreement with respect to Taxes, including all interest, penalties and additions imposed with respect to such amounts.

“Tax Return” means all federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

“Transactions” has the meaning set forth in Section 1.2 of this Agreement.

“Transaction Documents” means this Agreement and any other documents or agreements executed in connection with the Transactions.

“Voting Goldenway Debt” has the meaning set forth in Section 3.3 of this Agreement

“Voting CYIX Debt” has the meaning set forth in Section 4.3 of this Agreement.